7628 Vista Hills Drive
Las Vegas, NV 89128

David J. Simon

April 10, 2007

The Board of Directors
Schimatic Cash Transactions Network.com, Inc.
330 E. Warm Springs Road
Las Vegas, NV 89119

Gentlemen:

I am resigning from my position on the SCTN Board of Directors effective today. This company has been the center of my life for nearly a decade, and we are now to the point where we have developed the superior loyalty software of the industry, we are starting to get global traction, and I feel the company is in the best of hands to grow into a major entity.

My contribution to the design and development of our outstanding product is clearly the pinnacle of my forty year software development career. It is now time for me to stop working myself to death and enjoy the fruits of my labor.

I wish all the management team, employees, partners, and shareholders nothing but the brightest future.

Sincerely,

D. Simon

David J. Simon